Exhibit 99.1

Execution

STOCK AND LOAN PURCHASE AGREEMENT

THIS STOCK AND LOAN PURCHASE AGREEMENT (this “Agreement”), dated as of January 22, 2025, by and among P180 Vince Acquisition Co., a Delaware corporation (“Purchaser”), and each of the legal entities set forth on Exhibit A (each, a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, on the date hereof, each Seller desires to sell, and Purchaser desires to purchase, the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Vince Holding Corp., a Delaware corporation (the “Company”), set forth opposite such Seller’s name on Exhibit A under the heading “Total Number of Shares” (collectively, the “Shares”), on the terms and subject to the conditions set forth herein;

WHEREAS, as security for the Loan Payoff, the parties desire for each Seller to holdback and not transfer to Purchaser at the Closing the number of Shares set forth opposite such Seller’s name on Exhibit A under the heading “Holdback Shares” (collectively, the “Holdback Shares”), which Holdback Shares (or a portion thereof) shall subsequently be transferred to Purchaser upon the Loan Payoff, on the terms and subject to the conditions set forth herein; and

WHEREAS, on the date hereof, SK Financial desires to sell, and Purchaser desires to purchase, the principal amount of Term Loans (as defined in the Credit Agreement), together with accrued and unpaid interest thereon up to (but not including) the Closing Date, set forth opposite SK Financial’s name on Exhibit B (collectively, the “Loans”), on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of a Person is any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person, and “Affiliated” shall have a correlative meaning. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to, directly or indirectly, direct or cause the direction of the affairs or management of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York.

“Credit Agreement” means that certain credit agreement, as amended from time to time, dated December 11, 2020, by and among Vince, LLC, as the borrower, the Company and Vince Intermediate Holding, LLC, as guarantors, and SK Financial, as administrative agent and collateral agent, and other lenders from time to time party thereto.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, restriction, right of refusal or offer, restriction on transfer, restriction on voting or other similar restriction, but excludes any transfer restrictions under applicable federal and state securities Laws.

“Governmental Entity” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

“Law” means any applicable federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Loan Payoff” means (i) the full payment and satisfaction by Vince, LLC of all Obligations (as defined in the Credit Agreement) owed to SK Financial under the Credit Agreement or (ii) the purchase by Purchaser (or any of its affiliates or designees) of all Obligations from SK Financial. If the Loan Payoff occurs on or prior to January 24, 2025, then SK Financial will agree to a 25% discount on the amount of the Obligations being repaid or purchased in full satisfaction of such Obligations. Such discount shall not apply to any Loan Payoff after January 24, 2025.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof, or any other entity or group comprised of two or more of the foregoing.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit, hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Registration Agreement” means that certain Registration Agreement, dated as of February 20, 2008, among Apparel Holding Corp., Sun Cardinal, LLC, SCSF Cardinal, LLC and the Other Investors party thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

“SK Financial” means SK Financial Services, LLC. Section

Section 1.2 Additional Definitions.

Act	Section 3.1(j)
Agreement	Preamble
Bankruptcy and Equity Limitation	Section 3.1(c)
Chosen Courts	Section 4.4(b)
Closing	Section 2.2
Closing Date	Section 2.2
Common Stock	Recitals
Company	Recitals
Holdback Share Transfer	Section 2.5(d)
Holdback Shares	Recitals
Loan Prepayment	Section 2.4
Loan Purchase Price	Section 2.1(b)
Loans	Recitals
Loan Sale	Section 2.1(b)
Payoff Deadline	2.5(a)(x)
Purchaser	Preamble
Retained Shares	Section 2.5(b)
Sale Transaction	Section 2.5(c)(ii)
Seller	Preamble
Sellers	Preamble
Share Purchase Price	Section 2.1(a)
Shares	Recitals
Share Sale	Section 2.1(a)
Transaction	Section 2.1(b)

Section 1.3 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 1.4 Construction. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the term “Section” refers to the specified Section of this Agreement; (vii) the terms “Dollars” and “$” mean United States Dollars; and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1 The Transaction. On the terms and subject to the conditions set forth herein:

(a)           each Seller agrees to sell all the Shares set forth opposite such Sellers’ name on Exhibit A under the heading “Total Number of Shares,” and Purchaser agrees to purchase all the Shares, for the aggregate amount set forth on Exhibit A under the heading “Share Purchase Price” (the “Share Sale” and such aggregate amount the “Share Purchase Price” “); provided that, the Sellers shall holdback and not transfer to Purchaser the Holdback Shares and shall retain the Holdback Shares in accordance with Section 2.5; and

(b)           SK Financial agrees to sell the principal amount of Loans (together with all accrued and unpaid interest thereon up to (but not including) the Closing Date) set forth opposite SK Financial’s name on Exhibit B, and Purchaser agrees to purchase all the Loans, for the aggregate amount set forth on Exhibit B (such aggregate amount, the “Loan Purchase Price”) (the “Loan Sale” and, together with the Share Sale, the “Transaction””).

Section 2.2 The Closing. The closing of the Share Sale and the Loan Sale (the “Closing”) shall take place on the date hereof (the “Closing Date”) via the electronic exchange of documents and signature pages.

Section 2.3 Closing Deliveries.

(a)           Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers (i) the Share Purchase Price of $19,761,470.94, in immediately available funds by wire transfer to one or more bank accounts designated by the Sellers, and (ii) the Loan Purchase Price of $5,238,529.06, in immediately available funds by wire transfer to one or more bank accounts designated by the Sellers. For the avoidance of doubt, in the event of any conflict between the Share Purchase Price (or the per Share price derived therefrom) and the price set forth in any stock power delivered by a Seller to the Company’s transfer agent in connection with the Share Sale, the Share Purchase Price shall control.

(b)           Deliveries by each Seller. At or prior to the Closing, each Seller shall deliver, or cause to be delivered, to Purchaser (i) such Seller’s Shares (other than the Holdback Shares), duly registered in the name of Purchaser, and (ii) a properly executed IRS Form W-9 or W-8, as applicable, duly executed by such Seller. For the avoidance of doubt, the Shares (other than the Holdback Shares) shall be transferred from the Sellers to Purchaser on the books of the Company’s transfer agent, and the parties shall reasonably cooperate to effectuate such transfer, including executing and delivering such additional documents or certificates as the transfer agent may require.

Section 2.4 Concurrent Loan Prepayment. Immediately prior to the Closing, the Company (or its applicable subsidiary) has prepaid to SK Financial $20,000,000 of outstanding obligations under the Credit Agreement (the “Loan Prepayment”). Purchaser agrees that SK Financial shall be entitled to continue serving as the agent under the Credit Agreement until the Loan Payoff.

Section 2.5 Holdback Shares.

(a)          The Holdback Shares shall be retained by the Sellers at the Closing as security for the Loan Payoff. The Holdback Shares (or a portion thereof, in accordance with this Section 2.5) shall be transferred to Purchaser after the Closing only if the Loan Payoff occurs prior to the Payoff Deadline. The number of Holdback Shares to be transferred by the Sellers to Purchaser shall be calculated as follows in the event the Loan Payoff occurs:

(i)	on or prior to January 24, 2025, all Holdback Shares;
(ii)	after January 24, 2025 and on or prior to February 22, 2025, 1,010,346 Holdback Shares;

(iii)	after February 22, 2025 and on or prior to March 22, 2025, 884,053 Holdback Shares;

(iv)	after March 22, 2025 and on or prior to April 22, 2025, 757,760 Holdback Shares;
(v)	after April 22, 2025 and on or prior to May 22, 2025, 631,467 Holdback Shares;
(vi)	after May 22, 2025 and on or prior to June 22, 2025, 505,173 Holdback Shares;
(vii)	after June 22, 2025 and on or prior to July 22, 2025, 378,880 Holdback Shares;
(viii)	after July 22, 2025 and on or prior to August 22, 2025, 252,587 Holdback Shares;
(ix)	after August 22, 2025 and on or prior to September 22, 2025, 126,293 Holdback Shares;

(x)	after September 22, 2025 (the “Payoff Deadline”), no Holdback Shares.

(b)          Any Holdback Shares that cease to be subject to transfer to Purchaser under Section 2.5(a) (the “Retained Shares”) shall be automatically forfeited by Purchaser and retained by the Sellers without any further restriction or obligation on the Sellers of any kind under this Agreement, and Purchaser shall have no rights with respect to such Retained Shares. By way of example, if the Loan Payoff does not occur on or prior to January 24, 2025, then 252,587 Holdback Shares shall be deemed Retained Shares, and therefore Purchaser shall forfeit its rights to such Shares, and such Shares shall no longer be subject to this Agreement and shall be retained by the Sellers without any restriction or any obligation of any kind, and if the Loan Payoff also does not occur on prior to February 22, 2025, then an additional 126,293 Holdback Shares shall be deemed Retained Shares (for an aggregate of 378,880 Retained Shares). For the avoidance of doubt, (i) if the Loan Payoff does not occur on or prior to September 22, 2025, then all Holdback Shares shall be deemed Retained Shares and Purchaser shall forfeit all rights with respect thereto and (ii) no portion of the Share Purchase Price shall be returned to Purchaser (or otherwise subject to claw back by Purchaser) in the event any Holdback Shares become Retained Shares and therefore are forfeited by Purchaser.

(c)          Other than as set forth in this Section 2.5(c), Sellers shall be entitled to maintain record ownership of, and exercise all rights with respect to, the Holdback Shares until the Holdback Share Transfer.

(i)            From the Closing until the earlier of the Holdback Share Transfer and the Payoff Deadline, the Sellers agree, on all actions to be taken by stockholders of the Company, to vote 50% of the Holdback Shares in the same way (in favor or against such action) as the Purchaser votes its Shares.

(ii)           From the Closing until the Payoff Deadline, the Sellers agree not to sell, transfer, assign or otherwise dispose of any Holdback Shares (which, for the avoidance of doubt, does not include Retained Shares), or enter into any contract or agreement with respect to the foregoing; provided the foregoing restriction shall not apply to any sale or transfer of Holdback Shares in connection with any tender offer made to stockholders of the Company or any other transaction (whether structured as a merger or otherwise) in which stockholders of the Company are entitled to receive cash consideration on account of their shares of Common Stock (a “Sale Transaction”); provided further, that if the Loan Payoff occurs in connection with a Sale Transaction, then the applicable Holdback Shares shall be transferred to Purchaser in connection with the consummation of such transaction. This Section 2.5 shall terminate immediately following the consummation of a Sale Transaction.

(d)          Holdback Transfer. Within five (5) Business Days following the Loan Payoff, each Seller shall deliver, or cause to be delivered, to Purchaser the applicable number of such Seller’s Holdback Shares (determined in accordance with Section 2.5(a), with each Seller transferring its pro rata portion thereof), duly registered in the name of Purchaser (the “Holdback Share Transfer”). For the avoidance of doubt, the Holdback Shares shall be transferred from the Sellers to Purchaser on the books of the Company’s transfer agent, and the parties shall reasonably cooperate to effectuate such transfer, including executing and delivering such additional documents or certificates as the transfer agent may require.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of each Seller. Each Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing, solely with respect to itself:

(a)          Organization. Such Seller is duly incorporated, formed or organized and is validly existing and in good standing, to the extent the concept of good standing is applicable, under the Laws of its jurisdiction of incorporation, formation or organization, except where the failure to be in good standing has not had and would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the Transaction.

(b)          Power and Authority. Such Seller has the requisite power and authority to enter into, execute and deliver this Agreement and each other agreement entered into by such Seller in connection herewith and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement and each other agreement to be entered into by such Seller in connection herewith.

(c)          Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Seller and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, constitutes its valid and binding obligation, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ interests, and (ii) the availability of equitable remedies (whether in a Proceeding in equity or at Law) (collectively, the “Bankruptcy and Equity Limitation”).

(d)          Ownership of Shares. Exhibit A sets forth opposite such Seller’s name the number of Shares to be sold by such Seller at the Closing pursuant to this Agreement, which represents all of the Shares owned by such Seller. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name in Exhibit A, free and clear of all Encumbrances and has full power and authority to sell such Shares.

(e)          Ownership of Loans. Exhibit B sets forth opposite SK Financial’s name the principal amount of Loans (together with accrued and unpaid interest thereon up to (but not including) the Closing Date) to be sold by SK Financial at the Closing pursuant to this Agreement. SK Financial is the record and beneficial owner of the Loans set forth opposite its name in Exhibit B, free and clear of all Encumbrances (other than as set forth in the Credit Agreement) and has full power and authority to sell such Loans.

(f)           No Conflict. The execution and delivery of this Agreement and the other agreements to be entered into in connection herewith and the performance by such Seller of its obligations hereunder and thereunder and compliance by such Seller with all of the provisions hereof and thereof and the consummation of the Transaction by such Seller (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of, any Encumbrance under, or give rise to any termination right under, any contracts to which such Seller is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of such Seller and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of, any rights under any Law of any Governmental Entity having jurisdiction over such Seller or any of such Seller’s properties or assets, except with respect to each of (i) and (iii), such conflicts, breaches, violations or defaults as would not reasonably be expected to prevent, materially delay or otherwise have a material adverse effect on the ability of such Seller to consummate the Transaction.

(g)          Consents and Approvals. Other than any filings and/or notices under the Securities Exchange Act of 1934, as amended, no consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over such Seller is required in connection with the execution and delivery by such Seller of this Agreement or the consummation of the Transaction, except where the failure to obtain the foregoing would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the Transaction.

(h)          Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Seller, threatened against such Seller which, individually or in the aggregate, if determined adversely to such Seller, would reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the Transaction.

(i)           No Broker’s Fees. Such Seller is not a party to any contract with any Person that would give rise to a valid claim against Purchaser for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(j)           Registration Rights. All of such Seller’s Shares constitute Registrable Securities as defined in the Registration Agreement.

(k)          No Other Representations or Warranties. Except for the representations and warranties made by such Seller in this Section 3.1, neither such Seller nor any other Person on behalf of such Seller makes any representation or warranty with respect to such Seller or any other Seller, or with respect to the Company or its subsidiaries, or any of their respective assets, liabilities, condition (financial or otherwise) or prospects.

Section 3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Sellers, as of the date hereof and as of the Closing:

(a)          Organization. Purchaser is duly incorporated, formed or organized and is validly existing and in good standing, to the extent the concept of good standing is applicable, under the Laws of its jurisdiction of incorporation, formation or organization, except where the failure to be in good standing would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transaction.

(b)          Power and Authority. Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)          Execution and Delivery. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, constitutes its valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Limitation.

(d)          No Conflict. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder and compliance by Purchaser with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of, any Encumbrance under, or give rise to any termination right under, any contract to which Purchaser is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Purchaser and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of, any rights under any Law of any Governmental Entity having jurisdiction over Purchaser or its properties or assets, except with respect to each of (i) and (iii), such conflicts, violations or defaults as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transaction.

(e)          Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the Transaction, except where the failure to obtain the foregoing would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transaction.

(f)           Legal Proceedings. There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which, individually or in the aggregate, if determined adversely to Purchaser, would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transaction.

(g)          No Broker’s Fees. Purchaser is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against any Seller for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(h)	Sophistication of Purchaser.

(i)            Purchaser has such knowledge, sophistication and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of entering into this Agreement and consummating the Transaction.

(ii)           Purchaser has relied solely on its own independent investigation in valuing the Shares and the Loans and determining to proceed with the Transaction. Purchaser has not relied on any assertions made by any Seller, the Company, any of their respective Affiliates, or any Person representing or acting on behalf of any Seller or the Company regarding the Company, the Sellers, the Shares, the Loans or the valuation thereof.

(iii)          Purchaser has or has access to all information that it believes to be necessary, sufficient or appropriate in connection with the Transaction. Purchaser has previously undertaken such independent investigation of the Company, including with respect to the Shares and the Loans, as in its judgment is appropriate to make an informed decision with respect to the Transaction, and Purchaser has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of any Seller.

(iv)          Purchaser understands and acknowledges that, except for the representations and warranties of each Seller set forth in Section 3.1, neither the Sellers nor the Company or any other Person make any representation or warranty to it, express or implied, with respect to the Company, the Shares, the Loans, the Transaction or the accuracy, completeness or adequacy of any publicly available information regarding the Company or its Affiliates, nor shall any Seller or the Company be liable for any loss or damages of any kind resulting from the use of any information (other than the representations and warranties of each Seller set forth in Section 3.1) supplied to Purchaser.

(v)           Purchaser is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Shares pursuant to this Agreement is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Shares for its own account.

(vi)          Purchaser is aware that (x) the Sellers have access to certain non- public information (including, without limitation, by virtue of the Sellers having representatives on the board of directors of the Company) which may be material regarding the Company, its businesses, projections and results of operations and which may be material to the Sellers’ decision to enter into the Transaction, (y) the Sellers may not have disclosed such information to Purchaser and (z) Purchaser is experienced, sophisticated and knowledgeable in the trading in securities of public companies and private loans and understands the disadvantage to which Purchaser is subject on account of the disparity of information as between the Sellers and Purchaser. Purchaser believes, by reason of its business or financial experience or its own independent investigation that it is capable of evaluating the merits and risks of the Transaction and of protecting its own interest in connection with the Transaction. Purchaser has independently and without reliance upon the Sellers, and based on such information as it deems appropriate, made its own analysis and decision to enter into the Transaction.

(i)           Private Placement. Purchaser understands and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been and will not be registered under the Securities Act and that the Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (iii) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iii), in accordance with any applicable state and federal securities Laws, and that it will notify any subsequent purchaser of Shares from it of the resale restrictions referred to above, as applicable.

(j)           Legend. Purchaser understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Shares bear a legend or other restriction substantially to the following effect (it being agreed that if the Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE ACT.”

(k)	Sufficient Funds. Purchaser has sufficient funds to consummate the Transaction.

(l)	No Other Representations or Warranties; Acknowledgement.

(i)            Except for the representations and warranties made by Purchaser in this Section 3.2, neither Purchaser nor any other Person on behalf of Purchaser makes any representation or warranty with respect to Purchaser or its assets, liabilities, condition (financial or otherwise) or prospects.

(ii)           Purchaser has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making its determination to proceed with the Transaction, Purchaser has relied solely on the results of its own independent investigation and the representations and warranties of the Sellers expressly and specifically set forth in Section 3.1.

(iii)          Except for the specific representations and warranties expressly made by the Sellers in Section 3.1, Purchaser is not relying upon, and will not rely upon, any representation or warranty of any kind or nature, expressed or implied, at law or in equity, made by any Person in respect of the businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) of the Company, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the future or historical financial condition, the prospects of the business of the Company, the effectiveness or the success of any operations, the ability of the Company to enter into new markets, maintain licenses, leases and permits, obtain regulatory consents, or renew real property leases (including on favorable terms), or the accuracy or completeness of any confidential information memoranda, documents, projections, material, or other information (financial or otherwise) regarding the Company furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations, or in any other form in expectation of, or in connection with, the Transaction, or in respect of any other matter or thing whatsoever. For the avoidance of doubt, Purchaser acknowledges that the Sellers are not making, and have not made, any representation or warranty with respect to (y) the businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) of the Company or its subsidiaries or (z) the impact of the Transaction on the Company or its subsidiaries, including the impact on relationships with employees, service providers, customers, suppliers, licensors, licensees, lenders, investors and others having business relations with the Company or its subsidiaries, or with respect to taxes (including any limitation on the use of net operating losses or other tax attributes or the incurrence of cancellation of debt income), employee benefit plans (including any acceleration of benefits or vesting triggered by the Transactions) or otherwise.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally, (ii) one Business Day after it is sent by commercial overnight courier service specifying next business day delivery (with delivery charges prepaid) or (iii) upon transmission if sent via email, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice).

(a)	If to any Seller to:

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, 4th Floor,
Boca Raton, FL 33486

Attention: Matthew Garff and Deryl Couch

Email: MGarff@suncappart.com; dcouch@suncappart.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza
Chicago, Illinois 60654
Attention: Bradley C. Reed, P.C.

Email: bradley.reed@kirkland.com;

(b)	If to Purchaser to:

P180 Vince Acquisition Co.
5 Penn Plaza, 4th Floor
New York, NY 10001

Attention: Brendan Hoffman

Email: brendan.hoffman@p-180.com

with a copy (which shall not constitute notice) to:

Hoberman Law Group PLLC
85 Fifth Avenue, 6th Floor
New York, New York 10003
Attention: Lori Hoberman

Email: lori@hobermanlawgroup.com

Section 4.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party hereto (other than by operation of Law) without the prior written consent of each other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties to this Agreement may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 4.3 Survival; Several Liability of Sellers; Exclusive Remedies. The parties agree that the representations and warranties contained in Section 3.1 and Section 3.2 shall survive the Closing and shall terminate on the date that is two (2) years after the Closing Date, provided that the representations and warranties contained in Section 3.1(a), (b), (c), (d), (e) and (g) and Section 3.2(a), (b), (c), (e) and (h) shall survive until the expiration of the applicable statute of limitations under Delaware law. Each Seller shall be severally, and not jointly and severally, liable for the obligations of the Sellers hereunder and all representations, warranties, covenants and agreements made by or on behalf of such Seller hereunder or in any exhibit hereto or any document, instrument or certificate delivered pursuant hereto shall be deemed to have been made only by such Seller. Notwithstanding anything herein to the contrary, the maximum aggregate liability of Sellers, on the one hand, and Purchaser, on the other, shall not exceed the amount paid or received (as applicable) by Sellers or Purchaser (as applicable). The sole and exclusive remedies of the parties with respect to any claims, liabilities, damages or losses (regardless of the legal theory therefor, and whether at law or in equity) based on, arising from or related to any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or any related agreement or otherwise relating to the subject matter of this Agreement or the Transaction shall be the right to seek (a) monetary damages against the breaching party in accordance with this Section 4.3 or (b) specific performance against the breaching party in accordance with Section 4.12.

Section 4.4 Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the domestic substantive Laws of the State of Delaware without giving effect to any choice or conflict of Laws provision or rule that would cause the application of the domestic substantive Laws of any other jurisdiction.

(b)           Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the Delaware Court of Chancery, or if such court shall not exercise jurisdiction, any federal court of the United States located in the State of Delaware, or if no such federal court shall exercise jurisdiction, the Delaware Superior Court, and any appellate court from any appeal thereof (the “Chosen Courts”), and, in connection with claims arising out of or related to this Agreement or the Transaction, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with Section 4.1.

Section 4.5 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.5.

Section 4.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 4.7 Prior Negotiations; Entire Agreement. This Agreement (including the exhibits hereto and the documents and instruments entered into in connection with this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

Section 4.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 4.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 4.10 Expenses. Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction.

Section 4.11 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver by any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

Section 4.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transaction and to enforce specifically the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 4.13 Transfer Taxes. Any and all documentary, stamp or similar issue or transfer tax due on the transfer of the Shares or the Loans pursuant to this Agreement shall be borne equally by Sellers, on the one hand, and Purchaser, on the other.

Section 4.14 Assignment of Registration Rights. Sellers hereby assign to Purchaser their respective rights and obligations under the Registration Agreement in accordance with the terms thereof, including Section 11(f); provided such assignment shall be effective with respect to the Holdback Shares (or portion thereof that are transferred to Purchaser) as of the date of the Holdback Share Transfer.

Section 4.15 Further Assurances. The parties agree to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action (including providing instructions to the Company’s transfer agent) as may be reasonably necessary (or as reasonably requested by another party) to consummate the Transaction.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

SELLERS:

SUN CARDINAL, LLC

By:	/s/ Marc Keirstead
Name:	Marc Keirstead
Title:	Vice President & Assistant Treasurer

SCSF CARDINAL, LLC

By:	/s/ Marc Keirstead
Name:	Marc Keirstead
Title:	Vice President & Assistant Treasurer

SK FINANCIAL SERVICES, LLC

By:	/s/ Marc Keirstead
Name:	Marc Keirstead
Title:	Vice President & Assistant Treasurer

[Signature Page to Stock and Loan Purchase Agreement]

PURCHASER:

P180 VINCE ACQUISITION CO.

By:	/s/ Brendan Hoffman
Name:	Brendan Hoffman
Title:	CEO

[Signature Page to Stock and Loan Purchase Agreement]

EXHIBIT A

SELLERS’ SHARES

	Total Number of	Share	Holdback
	Shares	Purchase Price	Shares
Sun Cardinal, LLC	6,250,279	$14,563,150.07	930,714
SCSF Cardinal, LLC	2,083,432	$4,854,396.56	310,239
SK Financial Services, LLC	147,607	$343,924.31	21,980
Total	8,481,318	$19,761,470.94	1,262,933

EXHIBIT B

LOANS

	Principal Amount of		Purchase
	Loans Being Sold	Accrued Interest	Price
SK Financial Services, LLC	$4,134,073.50	$2,850,631.91	$5,238,529.06